Exhibit 10.25

ASSIGNMENT

This Assignment is made as of the 20th day of December, 2005 by INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation (“Assignor”) to and for the benefit of MB KEENE MONADNOCK, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over and convey unto Assignee all of its right, title and interest as Buyer under that certain letter agreement dated November 9, 2005 between Assignor and Monadnock Condominium Limited Partnership, as amended, (collectively, the “Agreement”), for the sale and purchase of, among other things, Units 2, 3, 4A, 4B, 7, 8, 9, 10, 11, 12, 13 and 14 of the Monadnock Condominium (the “Units”) located on a portion of a shopping center known as Monadnock Marketplace and located in Keene, New Hampshire (the “Property”).

Assignor represents and warrants that it is the Buyer under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Buyer under the Agreement, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement.

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:
INLAND REAL ESTATE
ACQUISITIONS, INC.
an Illinois corporation

By:	/s/ G. Joseph Cosenza
Name:	G. Joseph Cosenza
As Its:	President

ASSIGNEE:
MB KEENE MONADNOCK, L.L.C.
a Delaware limited liability company

By:	Minto Builders (Florida), Inc., a Florida corporation
Its:	Sole Member

By:	/s/ Debra A. Palmer
Name:	Debra A. Palmer
As Its:	Assistant Secretary